EXHIBIT 10.15

PAETEC Holding Corp.

Annual Performance Bonus Plan

Introduction

The Annual Performance Bonus Plan (the “Bonus Plan”) is designed to drive the achievement of corporate goals that enhance business performance and increase shareholder value through financial incentives. By aligning every employee’s bonus opportunity to the corporate goals and strategy, we encourage teamwork, cooperation and positive results for PAETEC Holding Corp. (“PAETEC”) and the interests of our shareholders.

Plan Participants

Participants in the Bonus Plan are all full-time and part-time non-commissioned employees of PAETEC or any of its subsidiaries (collectively the “Company”) that are not participating in any sales incentive or technical sales support incentive or commission plans. Temporary or contract employees are not eligible to participate in the Bonus Plan.

Plan Year

The Plan Year is each one year period coincident with a fiscal year of PAETEC.

Corporate Performance Measures

Each Plan Year, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of PAETEC will set the Corporate Performance Measures and the relative weight to be assigned to each such Corporate Performance Measure for purposes of funding the Bonus Pool. The Corporate Performance Measures will be selected from the list of Section 162(m) qualifying performance measures as set forth in the PAETEC Holding 2007 Omnibus Incentive Plan (as amended from time to time, the “Omnibus Plan”).

Company Objectives

Company Objectives are performance targets set for each of the Corporate Performance Measures for the applicable Plan Year. They will be established by the Committee early in the Plan Year for purposes of funding the Bonus Pool. Company Objectives will be set with a “target” goal, a “stretch” goal, and a “threshold” goal. Achievement of the “target” goal should reflect performance which is in line with expected performance. “Stretch” goals should assume performance well in excess of that required to achieve the target goal, while “threshold” goals should define a minimum level of performance with respect to the applicable Corporate Performance Measure for the Plan Year.

If any event occurs during a Plan Year which requires changes to preserve the incentive features of the Bonus Plan, the Committee may make appropriate upward or downward adjustments in the specified performance levels provided, however, that for the CEO, such adjustments shall be made in accordance with the provisions of the Omnibus Plan and only to the extent permissible to maintain compliance with the requirements of Section 162(m).

Bonus Pool

The Bonus Pool will be calculated and funded based on performance against the Company Objectives as determined and approved by the Committee in its sole discretion. The Company must meet the minimum level of any one of the measures in order for the Bonus Pool to fund. A determination of performance against Company Objectives may be modified by the Committee in its sole discretion based on the Committee’s overall assessment of the manner in which such performance was achieved provided, however, that for the CEO, only in accordance with the provisions of the Omnibus Plan and only to the extent permissible to maintain compliance with the requirements of Section 162(m).

Individual Bonus Awards

Individual bonus award targets are a percentage of Eligible Earnings (as defined below):

Tier	Description	Target
1	Individual Contributor/Supervisor	5%
2	Management/Technical	10%
3	Director/Principal	20%
4	Vice President	30%
5	Corporate Vice President	35%
6	Senior Vice President	40%
7	Executive Vice President	50%
8	CFO, COO	75%
9	CEO	75%

For employees other than the CEO, actual awards are based on the employee’s relative contribution, measured through the Company’s performance management process, at the manager’s discretion and as approved by the respective senior officer. The total of all Individual Bonus Plan awards for any Plan Year will not exceed the total Bonus Pool approved by the Committee for such Plan Year.

Bonus awards will vary by employee consistent with the Company’s pay for performance philosophy. A below target performance review may result in no bonus payment.

Eligible Earnings

Eligible Earnings are defined as W-2 base wages net of overtime, the prior year’s bonus award and any other additives beyond base earnings during the Plan Year. The Company’s Human Resources department will have final authority to determine the calculation of Eligible Earnings used for bonus purposes.

Timing of Payments

Individual bonus awards from the Bonus Plan shall be paid no later than March 15 following the completion of the applicable Plan Year. Awards are 401(k) eligible. All awards are verified through multiple review, audit and approval steps.

New Hires and Promotions

When an employee begins their employment with the Company or one of its subsidiaries during the Plan Year, the employee may be eligible to receive a prorated bonus, provided that employees hired after November 1 of the Plan Year are not eligible for an Individual Bonus Award for such Plan Year. The eligible bonus amount is based on the accumulated Eligible Earnings during the Plan Year. Employees with a change in bonus tier will have their bonus prorated based on the portion of Eligible Earnings in each tier.

Termination of Employment

An employee who terminates voluntarily from the Company prior to the bonus payout is not eligible for an Individual Bonus Award. In cases of involuntary termination due to death, disability, or position elimination, or other similar events as described in the Company’s Involuntary Severance Pay Plan before the end of the Plan Year, the employee will not be eligible for such bonus payment. In cases of involuntary termination due to death, disability, or position elimination, or other similar events as described in the Company’s Involuntary Severance Pay Plan after completion of the Plan Year, the employee will be eligible for such bonus payment. An employee who is terminated involuntarily for any other reason will not be eligible for such bonus payment.

Leave of Absence

An employee whose status as an active employee is changed as a result of a leave of absence may be eligible for a pro rata bonus based on actual W-2 base wages net of overtime, prior year’s bonus and any other additives beyond base earnings during the plan year.

Miscellaneous Administrative Provisions

Participation in the Bonus Plan or the receipt of an Individual Bonus Award under the Bonus Plan shall not give the recipient any right to continued employment (such employment shall be “at will”). In addition, the receipt of a bonus with respect to any bonus period shall not entitle the recipient to any bonus with respect to any subsequent bonus period.

The Committee shall have the right to modify or amend this Bonus Plan from time to time, (as to the CEO, as limited by the requirements of Section 162(m)), or suspend it or terminate it entirely. The Committee has designated the Senior Vice President Human Resources to control and manage the operation and administration of the Bonus Plan.

The Company shall have the right to deduct from all payments under this Bonus Plan any Federal or state taxes required by law to be withheld with respect to such payments.

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